Exhibit 99.1

Maxco, Inc. Receives Nadaq Delisting Determination

GRAND LEDGE, Mich., March 2 /PRNewswire-FirstCall/ -- Maxco, Inc. (Nasdaq: MAXC) announced that on February 27, 2007 it received a notice from the Nasdaq Stock Market indicating that the Company is not in compliance with the Nasdaq Stock Market’s requirements for continued listing due to the completion of the sale on February 1, 2007 of substantially all assets of the Company’s wholly owned subsidiary Atmosphere Annealing, Inc. and its wholly owned subsidiary BCGW, Inc. As a result of the sale, the Company no longer has an operating business. While the notice does not by itself result in immediate delisting of the Company’s common stock, the Nasdaq Stock Market has determined pursuant to Marketplace Rule 4300 providing Nasdaq with broad discretionary authority over continued inclusion of securities in Nasdaq that the Company’s common stock will be delisted at the opening of business on March 8, 2007.

The Company has requested a hearing before a Nasdaq Listing Qualification Panel to review the Staff Determination as Nasdaq rules permit. However, there can be no assurance that the Panel will grant the Company’s request for continued listing. In the event that the Company is unable to obtain continued listing on the Nasdaq SmallCap Market, the Company believes that its common stock will be eligible for quotation on the “Pink Sheets.”

Maxco has investments in real estate and investments representing less than majority interests in the following businesses: a registered broker-dealer of securities that is primarily focused on the trading of fixed income investments; a developer, manufacturer and marketer of microprocessor-based process monitoring and inspection systems for use in industrial manufacturing environments; and an energy-related business. The Company's common shares are traded on the Nasdaq SmallCap Market System under the symbol MAXC.

This release includes "forward-looking" information statements, as defined in the Private Securities Litigation Reform Act of 1995, including various statements relating to the proposed transaction. Actual results may differ from those provided in the forward-looking statements. The proposed transaction is subject to various conditions and may not occur.